Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-188010 on Form S-8 of our report relating to the financial statements and financial statement schedule of SeaWorld Entertainment, Inc. dated March 20, 2014, appearing in the Annual Report on Form 10-K of SeaWorld Entertainment, Inc. for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Tampa, FL

March 20, 2014